Exhibit 5.1

Squire, Sanders & Dempsey L.L.P.
4900 Key Tower
127 Public Square
Cleveland, Ohio 44114-1304

March 22, 2005

Board of Directors
Fortress America Acquisition Corporation
3 Bethesda Metro Center, Suite 700
Bethesda, Maryland 20814

Gentlemen:

We have acted as counsel for Fortress America Acquisition Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of a registration statement on Form S-1 (the “Registration Statement”) with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), covering up to: (i) 7,000,000 Units, each Unit consisting of one share of common stock, par value $.0001 (“Common Stock”), and two warrants (“Warrants”), each Warrant entitling the holder thereof to purchase one share of Common Stock, to be sold to the public through Sunrise Securities Corp. (“Sunrise”), as lead underwriter; (ii) 1,050,000 Units (the “Over-Allotment Units”) which Sunrise will have a right to purchase from the Company to cover over-allotments, if any; (iii) 700,000 Units (the “Purchase Option Units”) which Sunrise will have the right to purchase (the “Purchase Option”) for its own account or that of its designee; (iv) the Common Stock and Warrants issued as part of the Units, Over-Allotment Units and the Purchase Option Units and (v) the shares of Common Stock issuable upon exercise of the Warrants included in the Units, Over-Allotment Units and Purchase Option Units.

We have reviewed the Registration Statement and have examined such other documents, and considered such matters of law, as we have deemed necessary or appropriate for purposes of this opinion. We have assumed the genuineness of all signatures on all documents reviewed by us, the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as copies.

Based upon and subject to the foregoing, we are of the opinion that, when the Registration Statement has become effective, the Units, the Over-Allotment Units, the Purchase Option Units, the Warrants and the authorized but unissued shares of Common Stock, when issued by the Company and paid for in the manner contemplated by the prospectus contained in the Registration Statement, will be legally issued, fully paid and nonassessable.

We are further of the opinion that each of the Warrants and the Purchase Option constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent indemnification provisions contained such documents, if any, may be limited by applicable federal or state law and consideration of public policy.

The opinions set forth herein are rendered as of the date hereof and are based solely upon the General Corporation Law of the State of Delaware. We consent to the reference to our Firm wherever appearing in the Registration Statement and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Squire, Sanders & Dempsey L.L.P.